UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Consent solicitation statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Consent solicitation statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

Robert B. Barnhill, Jr.

UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust

RBB-TRB LLC

RBB-CRB LLC

Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust

Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust

Winston Foundation, Incorporated

Emily Kellum (Kelly) Boss

J. Timothy Bryan

John W. Diercksen

Kathleen McLean

Donald Manley

(Name of Person(s) Filing Consent solicitation statement, if other than the Registrant)

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On November 24, 2020, Robert B. Barnhill, Jr. issued the following press release:

LEADING PROXY ADVISORY FIRM, INSTITUTIONAL SHAREHOLDER SERVICES, RECOMMENDS TESSCO SHAREHOLDERS VOTE ON BARNHILL’S WHITE CONSENT CARD

ISS Highlights TESSCO’S Negative Total Shareholder Returns (“TSR”) Under Current Board During all Relevant Measurement Periods

ISS Underscores TESSCO Board’s Dubiously-Timed Entrenchment Tactics to Silence Barnhill and Potentially Disenfranchise Shareholders

ISS Recognizes TESSCO Board’s Demonstrative Reluctance to Embrace Board Composition and Governance Changes

Barnhill Responds to Reactive Settlement “Proposal” from the TESSCO Board in Light of ISS Recommendation

HUNT VALLEY, Md. – November 24, 2020 – Robert B. Barnhill, Jr., the founder and largest shareholder of TESSCO Technologies, Incorporated (NASDAQ: TESS) (“TESSCO” or the “Company”), today acknowledged that Institutional Shareholder Services Inc. (“ISS”), one of the leading proxy advisory firms advising institutional investors, has recognized the need for change on the Company’s Board of Directors (the “Board”). ISS has recommended its clients to support Mr. Barnhill’s consent solicitation by consenting on the WHITE consent card to remove John D. Beletic, to add relevant industry expertise and independent viewpoints to the Board by adding two of Mr. Barnhill’s independent director candidates and to repeal the Board’s unilateral bylaw amendment doubling the threshold requirement for shareholders to call a special meeting from 25% to 50%.

Though ISS only called for the removal of Mr. Beletic from the Board, it stated that shareholders would be best served by the removal of both Mr. Beletic and Jay G. Baitler. ISS noted that this recommendation was a consequence of the Company’s dubiously timed and delayed effort at Board refreshment, which has created suboptimal proxy voting mechanics. As a result, we believe the Company has intentionally and severely attempted to disenfranchise shareholders.

Mr. Barnhill respectfully disagrees with ISS’ recommendation not to consent to elect Emily Kellum (Kelly) Boss and John W. Diercksen to the Board, as Ms. Boss and Mr. Diercksen provide skills, experience and independence which ISS identified as necessary contributions to a reconstituted Board.

***Shareholders should also be warned that, if shareholders only consent to remove Mr. Beletic and only elect two of Mr. Barnhill’s independent nominees, the Board may elect to re-appoint Mr. Beletic to the Board, against shareholder wishes, but not inconsistent with past actions taken by the Board. Therefore, it is essential that shareholders consent to remove Mr. Beletic, Mr. Baitler, Paul J. Gaffney and Morton F. Zifferer, Jr.1 and elect all four independent, highly-qualified and experienced candidates proposed by Mr. Barnhill. If the Board is reconstituted in this manner, the reconstituted Board will take input from shareholders to appoint two additional directors, either Ms. Martine and Mr. McCray or other individuals, after considering all feedback received.***

1 The Company has disclosed that Mr. Zifferer will step down from the Board, effective upon the conclusion of Mr. Barnhill’s consent solicitation; however, Mr. Barnhill is concerned that Mr. Zifferer could withdraw his resignation (an action that Mr. Barnhill believes would be inconsistent with Mr. Zifferer’s duties to the Company and its shareholders). So, Mr. Barnhill believes that affirmative consents to Mr. Zifferer’s removal remain important.

Important statements by ISS in its voting recommendation include:2

The Board’s Defensive Mentality and Hostile Approach to the Consent Solicitation

•	“The [B]oard has been slow to implement any substantive changes in spite of declining [C]ompany performance and increasing shareholder discontent, and the recent changes appear to be defensive maneuvers to win the campaign against Barnhill.”

•	“While the replacement of Shaughnessy and Zifferer may be welcomed by shareholders who desire a refreshed [B]oard, the timing of the announcement in the middle of Barnhill’s campaign may be seen as reactionary and counter to the [B]oard’s claim that it has a proactive refreshment strategy.”

Declining Stock and Operational Performance Warrant Change

•	“The [C]ompany’s negative TSR over all periods of measurement and consistently declining operational performance suggest that change is warranted at the [B]oard level.”

J. Timothy Bryan and Kathleen McLean Will Bring Relevant Industry Experience and an Independent Perspective

•	“Bryan’s experience at NRTC appears applicable to challenges faced by Tessco and he has broad experience serving on public boards in the telecom industry.”

•	“McLean brings an understanding of Tier 1 public carriers from her time at Verizon and executive experience that could be helpful to executing the turnaround strategy at Tessco.”

ISS’ analysis clearly supports Mr. Barnhill’s contentions that not only is change necessary and urgent to start to fix years of the Company’s declining stock and operational performance, but Mr. Barnhill has the right highly-qualified and independent candidates that can enact the type of change needed to secure the best outcome for all shareholders.

The Board’s Reactive Settlement “Proposal” in Light of ISS’ Recommendation

Today the Company announced via press release a settlement “proposal”. Rather than delivering the proposal privately to Mr. Barnhill, the Company both issued the release and delivered the proposal to Mr. Barnhill simultaneously, more than two weeks following Mr. Barnhill’s latest settlement offer. In Mr. Barnhill’s estimation, this approach demonstrates that the Board was more interested in pulling off a PR stunt, instead of pursuing a legitimate effort to reach a constructive solution. The dubious nature of the proposal is even more pronounced when considering it in the Company’s words “… would implement the preferred Board framework articulated by [ISS] in its [report about the Consent Solicitation]…” Thus, the Company essentially confirmed that its settlement proposal is completely reactive. Additionally, the settlement proposal terms appear disingenuous because it is conditioned on drastically off-market and off-putting concessions from Mr. Barnhill, including a multi-year standstill provision and voting commitment. What’s more, it subjects independent nominees J. Timothy Bryan’s and Kathleen McLean’s service to certain conditions further demonstrating that the Board would still view them as somehow different than other independent members of the Board. Mr. Barnhill believes that if the Company truly was interested in doing right by shareholders, it would have listened to the feedback received from shareholders regarding the consent solicitation. Further, if the Company was merely acting consistently with ISS’ recommendation, then why would it only agree to do so in exchange for multiple entrenchment concessions not found in the ISS recommendations? And why leave out the opportunity for other significant shareholders of 5% or greater ownership to have input in the Board’s composition, as Mr. Barnhill proposed in his last settlement offer over two weeks ago? Mr. Barnhill believes reasonable shareholders know exactly “why”—because the Board is desperate and increasingly convinced that Mr. Barnhill’s consent solicitation will succeed.

2 Permission to quote from the ISS report was neither sought nor obtained.

This proposal appears to be a desperate effort by the Company that ignores its shareholders’ demand for change on the Board. It is unclear why the Board continues to believe it appropriate to substitute its judgment for that of shareholders by deciding its own composition, including by seeking to preserve the positions of the two new directors conveniently and unilaterally recruited, appointed and announced in the midst of the consent solicitation. Despite all of this, Mr. Barnhill is reviewing the offer and will consider it in good faith.

Mr. Barnhill continues to urge shareholders to support much needed change on the Board by consenting to all proposals on the WHITE consent card today. It is extremely important that shareholders take action immediately, to prevent the Board from continuing to spend exorbitant sums of money on advisors fighting for its entrenchment and allow for the reconstituted Board to get to work as soon as possible in an effort to restore shareholder value.

CONSENT TODAY!

We urge you to consent to all four proposals on the WHITE consent card and return it in your postage-paid envelope provided prior to December 11, 2020. If you hold your shares in “street” name with a brokerage firm, bank, dealer, trust company or other nominee, please consult such nominee for instructions on how to consent or revoke your consent.

If you have any questions about the consent solicitation or need assistance executing the WHITE consent card, please contact:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Telephone: +1 (212) 468-5380

Toll-Free: +1 (800) 257-3995

Email: SaveTESSCO@harkinskovler.com

Important Additional Information

Mr. Barnhill, Ms. McLean, Ms. Boss, Mr. Bryan, Mr. Diercksen, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Participants” or “We”) are participants in the solicitation of consents from the Company’s shareholders to remove Mr. Beletic, Mr. Baitler, Mr. Gaffney, Dennis J. Shaughnessy and Mr. Zifferer (and any other person or persons, other than those elected by this consent solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the time that any of the actions proposed to be taken by the consent solicitation become effective) and elect Ms. McLean, Ms. Boss, Mr. Bryan and Mr. Diercksen to fill four of the resulting vacancies (as well as to amend the Company’s Sixth Amended and Restated By-Laws proposed in connection therewith). We have filed a definitive consent solicitation statement and a WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS SET FORTH IN THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND OTHER MATERIALS FILED WITH THE SEC. Shareholders can obtain the definitive consent solicitation statement and any amendments or supplements to the definitive consent solicitation statement filed by the Participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com.

Certain Information Regarding the Participants

Mr. Barnhill is the founder, former Chairman of the Board and the largest shareholder of the Company.

Mr. Barnhill beneficially owns 1,620,387 shares of the Company’s common stock (“Common Stock”) (approximately 18.5% of the outstanding shares), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,760,562 shares of Common Stock outstanding as of October 13, 2020, as reported in the Company’s Consent Revocation Statement on Schedule 14A, filed with the SEC on October 15, 2020. Christopher Barnhill may be considered a Participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company.

None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.